Exhibit 10.xx

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made and entered into as of the 18 day of May 2003, by and between QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (hereinafter referred to as “QUAKER”), and Stephen D. Holland (hereinafter referred to as “EXECUTIVE”).

BACKGROUND

WHEREAS, QUAKER wishes to employ EXECUTIVE, and EXECUTIVE wishes to be employed by QUAKER.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1)	QUAKER agrees to employ EXECUTIVE, and EXECUTIVE agrees to serve as Vice President, Human Resources of QUAKER. He shall perform all duties consistent with such position as well as any other duties which are assigned to him from time to time by the Chief Executive Officer of QUAKER or the Board of Directors. EXECUTIVE covenants and agrees that he will, during the term of this Employment Agreement or any extension or renewal thereof, devotes his knowledge, skill, and working time solely and exclusively to the business and interests of QUAKER.

2)	Except as otherwise provided for in Paragraph 9, the term of EXECUTIVE’s employment shall continue until either party hereto shall have given the other at least ninety (90) days’ prior written notice of a desire to terminate this Agreement (and thereby terminate EXECUTIVE’s employment with QUAKER) except as otherwise provided under Paragraph 9 below.

3)	QUAKER shall pay to EXECUTIVE and EXECUTIVE shall accept an annual rate of salary as set forth in Exhibit A attached hereto, payable semi-monthly, during the term of this Employment Agreement or any extension or renewal thereof. The rate of salary will be reviewed on an annual basis consistent with QUAKER’S then current practice for reviewing officers’ salaries and performance.

4)	EXECUTIVE shall participate in such QUAKER Incentive Programs as described and set forth in Exhibit A. As an Officer of QUAKER, the particulars of Exhibit A may be amended by the Board of Directors at any time as to any matter set forth therein including eligibility to participate in any given QUAKER incentive plan, the level of participation in any QUAKER incentive plan, and the terms and conditions of any QUAKER incentive plan. Any changes to Exhibit A shall not affect any of the other terms and conditions hereof including, without limitation, the provisions of Paragraphs 7 through 9. For the purposes of this Agreement, the term “QUAKER Incentive Program” shall refer to each individual as well as the combined incentive programs approved by the Board of Directors. Revisions to Exhibit A shall become effective upon notification in writing by QUAKER.

5)	EXECUTIVE shall be entitled to 10 days vacation in 2003 and beginning in calendar year 2004, 20 days vacation per year, paid holidays, and such other employee benefits, including, without limitation, life insurance, medical and dental benefits, disability, and retirement benefits as are made generally available to all QUAKER associates.

QUAKER shall reimburse EXECUTIVE for all reasonable expenses incurred by EXECUTIVE on behalf of QUAKER in the course of EXECUTIVE’s employment under this Employment Agreement, provided that such expenses shall have been approved by QUAKER in accordance with such expense reimbursement procedures as shall be adopted by QUAKER.

6)	The EXECUTIVE acknowledges that information concerning the method and conduct of QUAKER’s (and any affiliates’) business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of QUAKER’s (and any affiliates’) manuals, documents, notes, letters, records, and computer programs are QUAKER’s (and/or QUAKER’s affiliates, as the case may be) trade secrets (“Trade Secrets”) and are the sole and exclusive property of QUAKER (and/or QUAKER’s affiliates, as the case may be). EXECUTIVE agrees that at no time during or following employment with QUAKER will EXECUTIVE use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of EXECUTIVE’s employment with QUAKER, or at any other time upon QUAKER’s request, EXECUTIVE agrees to forthwith surrender to QUAKER any and all materials in his possession. Trade Secrets do not include information that is in the public domain at no fault of the EXECUTIVE.

7)	In consideration of EXECUTIVE’s employment with QUAKER, EXECUTIVE agrees that during his employment with QUAKER and for a period of one (1) year thereafter, regardless of the reason for his termination, EXECUTIVE will not:

a)	directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or in a joint venture or any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of chemical specialty products which are the same, like, similar to, or which compete with QUAKER (or any of its affiliates’) products or services; and

b)	recruit or solicit any QUAKER employee or otherwise induce such employee to leave QUAKER’s employ, or to become an employee or otherwise be associated with you or any firm, corporation, business, or other entity with which you are or may become associated.

The parties consider these restrictions reasonable, including the period of time during which the restrictions are effective. However, if any restriction or the period of time specified should be found to be unreasonable in any court proceeding, then such restriction shall be modified or the period of time shall be shortened as is found to be reasonable so that the foregoing covenant not to compete may be enforced. You agree that in the event of a breach or threatened breach by you of the provisions of the restrictive covenants contained in Paragraph 6 or in this Paragraph 7, QUAKER will suffer irreparable harm, and monetary damages may not be an adequate remedy. Therefore, if any breach occurs, or is threatened, in addition to all other remedies available to QUAKER, at law or in

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equity, QUAKER shall be entitled as a matter of right to specific performance of the covenants contained herein by way of temporary or permanent injunctive relief. In the event of any breach of the restrictive covenant contained in this Paragraph 7, the term of the restrictive covenant shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease.

8)	In the event that QUAKER in its sole discretion and at any time terminates this Agreement with EXECUTIVE (other than for Termination for Cause, death, disability, or normal retirement age), QUAKER agrees to provide EXECUTIVE with reasonable out-placement assistance and a severance payment (contingent upon EXECUTIVE executing a form of release satisfactory to QUAKER) that shall be equal to but not less than twelve (12) months’ base salary calculated at EXECUTIVE’s then current rate.

9)	This Employment Agreement also can be terminated by QUAKER (and thereby terminate EXECUTIVE’s employment with QUAKER) at any time and without notice by “Termination for Cause.” Termination for Cause means EXECUTIVE’s employment with QUAKER shall have been terminated by QUAKER by reason of either:

a)	The willful and continued failure (following written notice) by EXECUTIVE to execute his duties under this Employment Agreement; or

b)	The willful engaging by EXECUTIVE in a continued course of misconduct which is materially injurious to QUAKER, monetarily or otherwise.

10)	EXECUTIVE represents and warrants to QUAKER that:

a)	there are no restrictions, agreements, or understandings whatsoever to which EXECUTIVE is a party which would prevent or make unlawful his execution of this Employment Agreement or his employment hereunder; and

b)	his execution of this Employment Agreement and his employment hereunder shall not constitute a breach of any contract agreement, or understanding, oral or written, to which he is a party or by which he is bound.

11)	This Employment Agreement contains all the agreements and understandings between the parties hereto with respect to EXECUTIVE’s employment by QUAKER and supersedes all prior or contemporaneous agreements with respect thereto and shall be binding upon and for the benefit of the parties hereto and their respective personal representatives, successors, and assigns. This Employment Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws.

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IN WITNESS WHEREOF, QUAKER has caused this Employment Agreement to be signed by its Chief Executive Officer, thereunto duly authorized, and its corporate seal to be hereunto affixed and attested by its Corporate Secretary, and EXECUTIVE has hereunto set his hand and seal all as of the day and year first above written.

ATTEST:	QUAKER CHEMICAL CORPORATION
(SEAL)

/s/ D. Jeffry Benoliel	/s/ Ronald J. Naples
D. Jeffry Benoliel	Ronald J. Naples
Corporate Secretary	Chairman and Chief Executive Officer

AGREED:

18 May 2003	/s/ Stephen D. Holland
Date:	Stephen D. Holland

WITNESS:

/s/ W. Timothy Haines

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EMPLOYMENT AGREEMENT

EXHIBIT A

Effective: 5/16/03

Name of Employee: Stephen D. Holland

Address: 1605 Amity Road Rydal, PA 19046

Title:	Vice President – Human Resources

Annual Rate of: $175,000
Salary at: May 16, 2003
Starting Date: May 16, 2003

Participation in Quaker Incentive Programs

Annual Bonus Plan (1998)

Bonus will be based on achieving certain benchmarks and/or a discretionary award, as follows:

Threshold level	12.4% of salary
Target level	24.8% of salary
Maximum level	45% of salary
Discretionary
Total Bonus Opportunity	45% of salary

Long-Term Performance Incentive Plan 1997-2000

Will be full participant in Plan, even though entering one (1) year after the start, at an appropriate level in relation to other officers. (Awards not yet designated by Compensation/Management Development Committee of the Board.)